Exhibit 10.40 Promissory Note and Settlement Agreement with Gregory McWade



                              SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT ("Agreement") is made by and among Gregory McWade ("Mcwade"), Pacific Printing & Embroidery, L.L.C. ("PPE"), Print Works, Inc. ("Print Works") and American Resources and Development Company ("ARDCO").

WHEREAS, McWade filed a complaint eventually of venue in the Circuit Court of the State of Oregon for the County of Multnomah, Case No.9908-08692 (the "Action") against PPE, Print Works, and ARDCO alleging the failure of PPE and Print Works to pay certain amounts to McWade for a loan and wages, and further alleging that the payment of such amounts were guaranteed by ARDCO (the "Action"); and

WHEREAS, PPE, Print Works, and ARDCO alleged counterclaims against McWade arising out of the performance of services provided by McWade and certain actions taken by McWade;

WHEREAS, PPE is the maker of a promissory note dated September 1, 1996 payable to the Pershing Group, as Trustee of the Gregory McWade SEP IRA, a true copy of which is attached as Exhibit "A" (the "Note"); and

WHEREAS, the parties now desire to fully and finally settle all claims and counterclaims made in the Action, and such other actual or potential controversies or disputes which do or might now exist, whether known or unknown, that McWade may have against PPE, Print Works, and/or ARDCO, and that PPE, Print Works, and/or ARDCO may have against McWade; and

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WHEREAS,  the  parties  further  desire to  supersede  the terms of the Note and provide for a payment schedule, the bill performance of which will constitute hall satisfaction of the Note;

NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements hereinafter set forth, and intending to be legally bound hereby, the parues agree as follows;

1. PPE, Print Works, and ARDCO agree to pay McWade the sum of One Hundred Ninety Thousand Dollars ($190,000.00), which shall be made in installments over a nineteen month period in the following amounts at the following times: a payment of Five Thousand Dollars ($5,000.00) on the twentieth of each of the six consecutive months commencing August 2000; a payment of Seven Thousand Five Hundred Dollars ($7,500.00) on the twentieth of each of the six consecutive months commencing February 2001; a payment of Ten Thousand Dollars ($10,000.00) on the twentieth or each of the six consecutive months commencing August 2001; and a final payment of Fifty-Five Thousand Dollars on the twentieth of February 2002. All payments shall be made payable to the Gregory J. McWade SEP IRA DLJ IMS 376 003106, and each payment shall be sent by certified mail return receipt requested and addressed as follows, Jensen Investment Management. Attn, Robert Zagunis, 1211 S.W. 5th Avenue, Suite 2130, Portland, OR 97204. Each payment shall be deemed made on the date the payment is mailed by first class mail.

2. PPE, Print Works, and ARDCO agree to execute a confession of judgment in favor of McWade in the form attached as Exhibit "B". The confession of judgment shall be in the amount of $327,084.39 (the "Confession Amount"). The confession of judgment shall

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accrue  interest  at the rate of nine  percent  per annum  from the date of this agreement.

3. The parties agree that a payment default shall occur only upon a failure to make any payment within five business days of the due date. Upon a payment default, McWade may at his option file the confession of judgment with the court and act to collect the Confession amount plus accrued interest and less payments made in accordance with paragraph 1.

4. The parties agree that so long as there has been no payment default, neither McWade nor any of his agents shall do any of the following: A) Participate in any efforts to place any of PPE, Print Works, or ARDCO into involuntary bankruptcy. B) Undertake any collection activities or seek to collect any amount under the Note.

5. McWade, for himself and on behalf of his affiliates, agents, subrogees, representatives, predecessors, successors, assigns, and other businesses or entities in which he has an interest, including but not limited to Graphic Synergies, Inc., dots hereby generally release and forever discharge each of PPE, Print Works, and ARDCO and their affiliates, shareholders, directors, officers, members, managers, employees, agents, subrogees, representatives, predecessors7 successors, assigns. and affiliated entities from any and all claims, demands, damages, actions, causes of action, or suits of any kind, known or unknown, that were or could have been made in the Action or that otherwise may now exist.

6. Each of PPE, Print Works, and ARDCO, for themselves and on behalf of their affiliates, shareholders, directors, officers, employees, members, managers, agents, subrogees, representatives, predecessors, successors, assigns, and affiliated entities do hereby generally

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release and forever  discharge  McWade and his  affiliates,  agents,  subrogees, representatives, predecessors, successors, assigns, and other businesses or entities in which McWade has an interest, including but not limited to Graphic Synergies, inc., from any and all claims, demands, damages, actions, causes of action, or suits of any kind whatsoever, known or unknown that were or could have been made in the Action or that otherwise may now exist.

7. Notwithstanding any other provision to this Agreement, the parties agree that:

A. In the event McWade is named as a party to any litigation, arbitration proceeding, or administrative proceeding upon a claim that he is liable to a third party because of or in any way related to any act or omission by any of PPE, Print Works, or ARDCO, or any of their shareholders, officers, directors, managers, members, employees, agents subsidiaries, or affiliated entities, then McWade may seek contribution and/or indemnity from such responsible party.

B. In the event any of PPE, Print Works, or ARDCO, or any of their shareholders, officers, directors, managers, members, employees, agents, subsidiaries, or affiliated entities is named as a party to any litigation, arbitration proceeding, or administrative proceeding upon a claim that it, he, or she is liable to a third party because of or in any way related to any act or omission by McWade, then such entity or person may seek contribution and/or indemnity from McWade.

8. McWade represents that he has disclosed and discussed the modifications to and the new repayment terms for satisfaction of the Note with the holder of the Note, and that the holder agrees that the payments described in paragraph 1 shall constitute full and total satisfaction of the Note. McWade also agrees to obtain the express approval of the holder of

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the Note by obtaining the signature of the Holder to this Agreement,  which will constitute the agreement of the holder to the modified payment terms.

9. Upon satisfaction of all amounts described in paragraph 1, McWade shall immediately return the original note attached as Exhibit A and the original confession of judgment to PPE.

10. Upon execution of this Agreement by the parties, the parties shall execute a stipulated notice of dismissal, dismissing the Action with prejudice and without an award of costs, disbursements, or attorney fees to any party.

11. The parties agree that until McWade is paid the full amount identified in paragraph 1, no officer or director of PPW, Print Works and/or ARDCO shall be paid any amount by PPW, Print Works and/or ARDCO for the repayment of any loan or for the redemption of any stock. McWade agrees and understands that this paragraph restricts payments to directors and officers of PPW, Print Works, and/or ARDCO only, and no other creditor or equity owner, and does not restrict the payment of W-2 compensation to any officer or director. McWade may, at his expense, direct that a CPA, mutually agreeable to both parties and pursuant to a confidentiality agreement, audit the books solely to determine compliance with this section. McWade may file the confession of judgment upon a breach of this section.

12. The parties acknowledge that this agreement involves a Compromise of disputed claims, and that this agreement itself and its execution by the parties is not to be construed as an admission of liability to the claims made in the Action by any party. All parties deny all liability to all opposing parties.

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13. In making  this  Agreement,  it is  understood  and agreed  that each of the undersigned specifically warrants and represents that in doing so, he or it has been fully advised and represented by legal counsel of his or its own selection, and in executing this Agreement he or it does so relying wholly upon his or its own judgment and advice of counsel of his or its own independent selection, and that he or it has been in no way influenced whatsoever regarding the matters set
forth  herein,  or  any  other  matter  made  by  any  person,   individual,  or
corporation, or any agent, employee, or servant thereof, who is hereby released, or by any persons representing any of them.

14. If any clause or provision in this Agreement is determined to be illegal, invalid or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid, or unenforceable, there will be added in lieu thereof a provision as similar in terms to that provision as is possible and be legal, valid, and enforceable.

15. This Agreement will be interpreted and construed under the internal laws of the State of Oregon, regardless of the domicile of any party, and will be deemed for those purposes to have been made, executed, and performed in Portland, Oregon. All claims, disputes, and other matters in question arising out of or relating to this Agreement, or the breach thereof, shall be decided by the Circuit Court of Multnomah County, Oregon.

16. The parties agree that the prevailing party in any dispute arising out of or in any way related to this Agreement will be entitled to recover its investigation costs, expert witness fees and costs, and attorneys' fees at the trial court or arbitration level or any level of appeal.

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17.  Before and at all times  following  the  execution of this  Agreement,  the parties agree to execute and deliver, or to cause to be executed and delivered, those documents and to do, or cause to be done, such other acts and things as might reasonably be requested to assure that the benefits of this Agreement are realized by the parties.

18. This Agreement is personal to the parties herein and cannot be assigned without the express written authorization of the other party.

19. This constitutes the entire Agreement between the parties, supersedes all prior or contemporaneous oral or written agreements and shall not be modified except by a document signed by the parties.

DATED:  August 18, 2000
        /s/  GREGORY MCWADE


Dated September 26, 2000.

PACIFIC PRINTING & EMBROIDERY, LLC
/s/ Jeffrey Harden, Manager

DATED: September 26, 2000.
PRINT WORKS, INC.
/s/ Jeffrey Harden, Manager

DATED: September 26, 2000.
AMERICAN RESOURCES AND DEVELOPMENT COMPANY
/s/ B. Willes Papenfuss, President